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                                                                     Exhibit 12


                               Dean Foods Company

               Computation of Ratio of Earnings to Fixed Charges
              ---------------------------------------------------
                                 (In thousands)



                                                          13 Weeks Ended
                                                         August 30, 1998
                                                         ---------------

            Income before taxes                              $   37,562
                                                            ------------
            Fixed charges:
              Interest expense                                     9,056
              Portion of rentals (33%)                             2,690
                                                            ------------
              Total fixed charges                                 11,746
                                                            ------------
            Earnings before taxes and fixed charges          $    49,308
                                                            ============
            Ratio of earnings to fixed charges                       4.2
                                                            ============